Galliard Capital Management, Inc.

Code of Ethics Policy

Effective: 10/1/2017

Related Policies

Wells Fargo Code of Ethics and Business Conduct

Wells Fargo Conflicts of Interest and Outside Activities Policy

Regulatory Rule

204A-1 of the Investment Advisers Act of 1940

Scope:  This Code applies to all Galliard Capital Management, Inc. employees, all of whom are considered Access Persons, and those members of the Galliard Board of Directors not already employed by Wells Fargo. This includes all full-time and part-time, exempt and non-exempt employees. (Note: any future references in this document which refer to “You” or “Your” mean all Galliard employees and those members of the Galliard Board of Directors not already employed by Wells Fargo.  Any future references to “Galliard”, the “Firm”, “Our” or “We” refer to Galliard Capital Management, Inc.).

Galliard’s Chief Compliance Officer (“CCO”) will determine on a case-by-case basis whether or not a contractor falls within the definition of Access Person.  Some factors that will be considered are terms of employment, whether the work is performed on-site, length of engagement and what systems they will access.

I. INTRODUCTION

This Code of Ethics (“Code”) has been adopted by Galliard, a registered investment adviser, in connection with the investment advisory services provided to clients, including certain investment portfolios of registered investment companies and various other institutional portfolios (“Customer Portfolios”).

This Code describes the standards of professional conduct expected of you.  These standards are also reasonably designed to prevent you from using any information concerning the investments or investment intentions of a Customer Portfolio or your ability to influence such investment intentions for personal gain or in a manner detrimental to the interests of a Customer Portfolio.

Because Galliard is a wholly owned subsidiary of WFAM Holdings, LLC (a subsidiary of Wells Fargo & Co.), you must also comply with the Wells Fargo Code of Ethics and Wells Fargo Insider Trading Policy located in the Wells Fargo Team Member Handbook.  We also expect investment professionals to understand and comply with The CFA Institute Code of Ethics and Standards of Professional Conduct.

In addition to this Code of Ethics, Galliard has adopted and complies with the CFA Institute Asset Manager Code of Professional Conduct. The CFA Institute Asset Manager Code of Professional Conduct may be viewed at the following web address:   https://www.cfainstitute.org/ethics/codes/assetmanager/Pages/index.aspx

If you are uncertain about how any provision of this Code applies to you, please ask your manager, the CCO or another member of the Compliance department.

II. STANDARDS OF PROFESSIONAL CONDUCT

General Statement

We expect you to act with honesty and integrity, to comply with all applicable laws, rules and regulations that govern our business and adhere to the highest ethical standards in dealing with our clients, third party vendors, other affiliates and each other.

Responsibility to Clients

Galliard has a fiduciary responsibility to act prudently and in the best interests of our clients.  You are expected to serve our clients with professionalism and to put client interests above both your own and the Firm’s interests.  We also expect you to treat all clients fairly in terms of investment opportunities and account management.

Confidentiality

You must remember that all client information is confidential.  You may not divulge any client information including a client’s identity, investment intentions, trading activities or securities holdings except as authorized by the client, as required by law or to those who have a business need to know.

Information about our firm is proprietary and should only be shared when there is a business need to provide the information during the normal course of Galliard’s money management process, marketing and sales efforts.

Conflicts of Interest

You must avoid actual and apparent conflicts of interest in the management of Customer Portfolios.  In addition, you may not influence any Customer Portfolios to purchase, sell or hold any security that would create personal benefit to you.

You are prohibited from engaging in any transactions in securities which may present a conflict of interest or the appearance of a conflict of interest or impropriety in connection with a Customer Portfolios or your Covered Account(s) (defined on page four under “Reporting Requirements” and on page eight under “Definitions”).  This means that if you are aware of a pending transaction in a Customer Portfolios you may not buy or sell that security in a Covered Account prior to the client transaction.

You are prohibited from engaging in short-term, market timing transactions in Wells Fargo affiliated mutual funds.  In general, we discourage short-term, market timing transactions in order to avoid conflicts of interest.

Gifts and Entertainment

You may not seek or accept gifts, business entertainment or other items of value that could influence you in the performance of your duties for Galliard.  Specific gift and business entertainment guidelines are contained in Galliard’s Gifts and Business Entertainment policy. Please note that this policy contains guidelines for gifts and business entertainment with U.S. Government Officials.

Pay to Play (Political Contributions)

All Galliard employees are required to follow the pre-clearance requirements for political contributions as described in Galliard’s Pay to Play Policy.

Outside Business Activities

You are prohibited from engaging in outside business activities that could present a conflict of interest with, or interfere with, your duties to Galliard or its clients. Charitable positions and family-owned partnerships or other entities created as business vehicles for you or your immediate family members are generally exempt from this prohibition as long as the activity or business does not compete with Galliard or Wells Fargo. Competing or conflicting outside employment or business activities include (but are not limited to) activities such as: real estate salesperson, broker, agent, or contractor; working for an insurance agency, broker/dealer or other financial services company; or any personal consulting or business activity which could be perceived as a conflict. Pre-clearance must be obtained for outside activities, including running for office, boards of director positions, or non-profit positions. If you have questions as to whether an outside business affiliation, including directorships, consulting engagements, or public/charitable positions is appropriate, please ask the CCO or another member of the Compliance department. Refer to the Appendix for additional information.

Knowledge and Compliance with Laws and Regulations

You are expected to be knowledgeable about and comply with all laws, regulations and rules that affect the conduct of our business.  We encourage you to ask your manager or a member of the Compliance department if you have questions about a specific regulation or rule and how it impacts your work for Galliard and our clients.

Protection of Material Nonpublic Information and Insider Trading

You must not act upon, misuse, or share any material nonpublic information you learn while working at Galliard.  Nonpublic Information means information about a business organization that is not generally available to or known by the public.  Information is considered “material” if the information could affect the market price of a company’s securities or impact a company’s transactional activity (such as mergers and acquisitions).

Insider trading involves the purchase or sale of securities while in possession of material, nonpublic information (which is also called “inside information”) about the entity.   If you purchase or sell securities while in possession of inside information or if you communicate or “tip” the inside information to anyone else who trades securities on the information, you not only violate this Code of Ethics but you may also violate federal and state securities laws.

You may not purchase or sell securities if you are aware of material inside information.   You are also prohibited from disclosing material inside information to family members or others.

If you don’t know whether information is “material”, “nonpublic” or “inside information” you should consult with the CCO.

Special Considerations as a Subsidiary of Wells Fargo

Please remember that you are also subject to the trading restrictions outlined in the Wells Fargo & Company Team Member Handbook (section entitled “Additional Restrictions on Purchases & Sales of WFC Securities”) These restrictions include (among others) :

Short selling of or hedging transactions involving Wells Fargo & Company securities.

Purchases or sales of derivatives of Wells Fargo & Company securities including any security that can be converted into or exchanged for any WFC securities or any option, warrant, put, call, futures contract, or other similar instrument.

Investment in Covered Funds as defined under the Volcker Rule.  The Volcker Rule is a section of the Dodd-Frank Wall Street Reform and Consumer Protection Act that generally (i) prohibits banks and their affiliates from engaging in proprietary trading, and (ii) prohibits banks and their affiliates from investing in or sponsoring hedge funds and private equity funds (i.e., funds that are exempt from registration under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940), also known as Covered Funds. Many foreign funds are also considered Covered Funds under the Rule. The Volcker Rule contains a number of exemptions and exclusions from the general prohibitions on proprietary trading and sponsoring and investing in Covered Funds. One such exemption is the so-called “Asset Management Exemption.” Pursuant to the Asset Management Exemption, Wells Fargo may sponsor a Covered Fund and invest in the fund up to certain limits as long as certain conditions are met.

One of the conditions is that no employee, or immediate family member of an employee, may acquire or retain ownership interest in a Covered Fund sponsored by Wells Fargo & Company, unless such employee acquired ownership interest while directly engaged in providing investment advisory, commodity trading advisory or other services to the Covered Fund. These other services include providing investment advice or investment management services to the fund, and providing such services that enable the provision of investment advice or investment management, including but not limited to: Oversight and risk management, deal origination, due diligence and administrative or other support services.

Additionally, any permissible investments cannot be financed by Wells Fargo.  Galliard employees are responsible for only investing in a Covered Fund when permitted.  The investors in a Covered Fund will be periodically checked by Wells Fargo to confirm no impermissible Galliard employee ownership exists.

Additional information regarding pre-clearance as to Covered Funds is in section IV. Pre-clearance, of this document.

As of the date of this policy, Galliard neither sponsors nor provides investment advisory services to any Covered Funds.

III. REPORTING REQUIREMENTS

You are expected to comply with initial, quarterly, and annual Code of Ethics reporting requirements as well as the pre-clearance requirements outlined in this Code.  (However, because members of the Galliard Board of Directors who are not employed by Galliard have no day to day involvement with Galliard, they are excluded from the requirement to pre-clear transactions.)   In addition to the requirements below, there may be times when we must restrict trading in certain securities.  These restrictions will be communicated to you by the Compliance department as needed.

If you have a question not addressed by this policy, contact a member of the Compliance department.

These reporting requirements apply to all transactions in Covered Accounts in which you have Beneficial Ownership.  You have Beneficial Ownership in any Covered Accounts in which you have the ability to exercise discretionary control over the purchase or sale of securities or where you have a direct or indirect financial interest in Covered Accounts held by your immediate family members sharing the same household.  Some examples of Beneficial Ownership include:

Your spouse, your domestic partner, your children under age 18, or another Immediate Family Member that lives in the same house and maintains a Covered Account or participates in an investment. For a complete list of Immediate Family Members see the “Definitions” section of this policy.

You or another Immediate Family Member living in your household are named as power of attorney on a Covered Account.

An example of an account in which you have no Beneficial Ownership would include:

Your parents, who do not live with you, maintain a Covered Account for which you are the named beneficiary.  (However, if you inherit this account and therefore become the Beneficial Owner, you would need to disclose this account).

The term Covered Accounts includes:

Individual Retirement Accounts (Roth, Traditional, Rollover)

Investment Club accounts

Uniform Transfers to Minors Act Accounts (UTMAs)

Uniform Gifts to Minors Act Accounts (UGMAs)

Managed accounts in which you have influence or discretion over investment decisions.

Any other type of brokerage account for the purchase of stocks, bonds, mutual funds and exchange traded funds or any other securities.

The term Covered Accounts does not include:

529 Plans & Coverdell Education Savings Accounts (ESAs)

Direct Investment/Purchase Plan Accounts (e.g. dividend reinvestment plans where you buy stock directly from the company in small to large amounts on a monthly basis or plans like the Wells Fargo & Company Stock Purchase plan where you are allowed to make purchases of stock through payroll deductions)

ESOP/ESPPs (unless the account permits investments in individual securities other than current or former employer stock that is publicly traded)

Health Savings Accounts (HSAs)

Managed or discretionary accounts (where you do not have any influence or discretion over investment decisions) – You must be able to provide documentation confirming that you delegated investment discretion in each account upon request. You may submit the “Discretionary Account Verification & Disclosure Form” in BasisCode to confirm and fully document with Compliance that the account is not a Covered Account.

Mutual Fund Only Accounts if they are held directly at a domestic, unaffiliated investment company and trading is limited to purchases and sales of mutual funds

Qualified Employee Benefit or Pension plans such as 401(k)s, 403(b)s and 457 plans (an Employee may be considered the Beneficial Owner of a spousal 401(k) that is part of a wholly-owned business or partnership.  Please discuss your specific situation with Compliance for a determination).

Treasury Direct accounts

Initial Reporting

Within 10 calendar days of employment, you are required to disclose holdings within Covered Accounts in which you have Beneficial Ownership.  You are also required to acknowledge your understanding, compliance with, and receipt of this Code.  The “New Hire Disclosure Form” can be found in BasisCode and outlines specific information you are required to provide. (Please note: you must attach an account statement or list of holdings that contains the required information, and the information provided may not be older than 45 days prior to the date of submission.)

Quarterly Certification

Within 30 calendar days of the end of each quarter, you are required to:

Disclose all trading activity and holdings in Covered Accounts for which you have Beneficial Ownership by providing complete account statements;

Disclose all private placement transactions, initial public offerings, limited public offerings (Pre-clearance required, reporting confirms actual amounts);

Disclose any new Covered Accounts opened in BasisCode as soon as possible and work with Compliance to set up duplicate trade confirmations and account statements;

Acknowledge your understanding, compliance with, and receipt of this Code.

The requirements will be fulfilled by the “Quarterly Code of Ethics Certification” within BasisCode. In addition, the certification will be used to disclose Gift and Business Entertainment activities and Pay to Play political contributions as required by those policies.

Annual Reporting, Code of Ethics Acknowledgement & Training

On an annual basis, within 45 calendar days of year-end, you will be required to:

Complete the Quarterly Code of Ethics Certification requirements for the fourth quarter (Due January 30);

Complete the Conflicts of Interest Questionnaire;

Complete the Social Media Attestation.

The “Quarterly Code of Ethics Certification” for the period ending December 31 and the “Annual Conflicts of Interest & Social Media Certification” shall be completed in BasisCode to furnish this information. The certifications outline specific information you are required to provide. Further clarification on Covered Accounts, reporting and pre-clearance requirements may be found in the “Employee Responsibilities Summary” and the “Frequently Asked Questions” sections of this Code.

On an annual basis, you will also be required to attend Code of Ethics training.  The date of Code training will be determined by the Firm.

Duplicate Trade Confirmations, Transaction Reporting & Reviews

You must direct your broker, dealer or bank to supply either duplicate copies of confirmations or account statements for all transactions in Covered Accounts in which you have any Beneficial Ownership.  The Compliance department can assist you or, if you request, provide instructions to your broker or bank on your behalf. If you choose to set up only duplicate trade confirmations, you must provide complete account statements at each quarter end.

Galliard’s CCO may not review transactions for his/her own Covered Accounts.  A member of the Compliance Department has been designated with review of the CCO’s transactions.  Any concerns regarding these reviews will be escalated to a Galliard Founding Managing Partner.

IV. PRE-CLEARANCE REQUIREMENTS

This pre-clearance requirement includes Covered Accounts in which you have Beneficial Ownership. You may submit a trade request in BasisCode for pre-clearance.

You must obtain pre-clearance for the following transactions (purchases and sales):

Taxable Corporate Bonds

Taxable Municipal Bonds

Mutual Funds sub-advised by Galliard*

Initial Public Offerings (IPOs)

Limited Offerings (an offering that is exempt from registration under the Securities Act of 1933)

Private Placement Transactions (PPTs), including hedge funds and private equity funds

Hedge Funds and Private Equity funds that are “Covered Funds” as defined under the Volcker Rule and are sponsored by Wells Fargo require an additional pre-clearance by Wells Fargo, in addition to the pre-clearance requirements by Galliard Compliance.

*As of the date of this policy, Galliard sub-advises the Wells Fargo Advantage Mod Balanced A and the Wells Fargo Advantage Growth Balanced A Funds (“WFMAX” and “WFGBX” respectively).  This pre-clearance requirement does not apply if either of these funds are standard options within a defined contribution plan (i.e. 401(k)).

Pre-clearance is effective until the close of trading on the trading day following the date of its approval.  Approval for Private Placements is granted for the term of the initial investment only.  Any follow-on investments will require additional pre-clearance.

The Compliance department will not grant pre-clearance if the same security has been purchased or sold in a Customer Portfolio within five business days preceding the request.  You should understand that obtaining approval does not preclude the possibility of a potential conflict appearing after the time of the trade.  For example, you may be granted pre-clearance approval for a security that is subsequently purchased or sold in a Customer Portfolio within five business days after the approval is granted.  As a result, you may be required to cancel or reverse such a trade at a loss or with profits disgorged.

Galliard’s CCO may not pre-clear transactions for his/her own Covered Accounts.  A member of the Compliance Department has been designated with review of the CCO’s pre-clearance requests.  A Galliard Founding Managing Partner will be consulted if there are any questions concerning these requests.

Pre-Clearance Not Required

Compliance has determined that certain types of transactions (purchases and sales) do not require pre-clearance at this time. The following transactions in Covered Accounts do not require pre-clearance, but should be disclosed in the Quarterly Code of Ethics Certification:

Automatic investment plan transactions

Equities

Exchange Traded Funds (ETFs)

Mutual Funds Not Advised by Galliard (open or closed)

Tax-Exempt Municipal Bonds (subject to change based on materiality holdings)

U.S. Government Bonds

Unit Investment Trusts

Variable annuity products

Crowdfunding

“Crowdfunding” refers to the practice of raising funds for a project or business venture from a large number of people through Internet platforms.  We do not require pre-clearance or reporting of financing you provide through a “crowdfunding” platform at this time.  However, you should avoid financing those ventures that would compete with the business of Galliard or Wells Fargo.

V.  REPORTING & OVERSIGHT

You should report any violation of this Code of Ethics, any Galliard Policy, or federal securities law, to the CCO.  If you have any concerns regarding the conduct of the CCO you should report your concerns to a Galliard Founding Managing Partner.  If you violate this Code, you may be subject to disciplinary action.  This could include financial sanctions, such as disgorgement of profits made or losses avoided, and/or termination of your employment.

The CCO will report any violations and corresponding sanctions to the Galliard Compliance Committee and the Galliard Board of Directors as appropriate.

VI. EXCEPTIONS

The CCO, after consulting with a Founding Managing Partner of Galliard, may grant written exceptions to the policies contained in this Code in appropriate circumstances.

VII. ADDITIONAL RESPONSIBILITIES AS A MUTUAL FUND SUB-ADVISOR

In connection with its role as sub-adviser for any mutual fund portfolio, Galliard Capital Management is subject to additional requirements set forth by Rule 17j-1 of the Investment Company Act of 1940.

Board Approval

When Galliard acts a sub-adviser for a mutual fund portfolio, the Compliance department must provide the Code and report any material changes to the Board of Trustees/Directors of the mutual fund company.  The Board of Trustees/Directors must approve Galliard’s Code of Ethics and any material changes to the Code no later than six months after the adoption of the material change(s).  The approval must be based on a determination provided by the CCO that this Code’s provisions are reasonably designed to prevent misconduct prohibited by the rule.

Report to Boards of Trustees/Directors

On at least an annual basis, the CCO must provide the Board of Trustees/Directors of any mutual fund company where Galliard is the sub-adviser with a written report of any violation of this Code and any sanctions imposed in response to any material violations.

VIII. RECORDKEEPING

The following records must be kept for five years after the end of the fiscal year (minimum two in an easily accessible office of the investment adviser):

A copy of this Code and all amendments.

A record of any violations of the Code and any actions taken.

All written acknowledgements of receipt of the Code.

All initial and annual holdings reports.

All quarterly attestations;

All account statements, trade confirmations and pre-clearance requests.

Copies of reports provided to the Board of Trustees (as described in Section “Additional Responsibilities as a Mutual Fund Sub-Adviser”).

IX. DEFINITIONS

Access Person – Under Galliard’s Code all employees are Access Persons since any employee may have access to nonpublic information regarding clients purchase or sale of securities or may be involved in making securities recommendations to clients or who has access to recommendations that are nonpublic.  A determination with regard to whether or not a contractor falls within the definition of Access Person will be made on a case-by-case basis by Compliance.

Beneficial Ownership - Employees have Beneficial Ownership in any Covered Account in which the Employee has the ability to exercise discretionary control or has a direct or indirect financial interest in securities in a Covered Account held by immediate family members sharing the same household.

CCO - all references to the CCO mean the Galliard Chief Compliance Officer or his/her designee.

Contractors – workers obtained through a third party service provider or through a contractual agreement, including interns, whose terms of employment require them to work on-site and/or have access to certain systems.  A determination will be made on a case-by-case basis by Compliance.

Covered Accounts – Includes Individual Retirement Accounts (Roth, Traditional, Rollover), Investment Club accounts, Uniform Transfers to Minors Act accounts (UTMAs), Uniform Gifts to Minors Act (UGMAs), and any other type of brokerage account for the purchase of stocks, bonds, mutual funds and exchange traded funds or any other securities.

Indirect ownership – you are an indirect owner if you are named as power of attorney on an account, securities are held by members of your immediate family and they share the same household as you, or you (or a member of your immediate family sharing the same household) hold securities in an investment club account.

Immediate family member – your children, stepchildren, grandchildren, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother- or father-in-law, sister- or brother-in-law, son- or daughter-in-law and   adoptive relationships.  (As a reminder, in the context of this Code it is immediate family members who share the same household).

Material Information - information that could affect the market price of a company’s securities.

Nonpublic Information - information about a business organization that is not generally available to or known by the public.

EMPLOYEE RESPONSIBILITIES SUMMARY

Pre-Clearance

You must pre-clear the following transactions:

Taxable Corporate Bonds

Taxable Municipal Bonds

Initial Public Offerings

Limited Offerings

Private Placements, including hedge funds and private equity funds

Hedge Funds and Private Equity funds that are “Covered Funds” as defined under the Volcker Rule and are sponsored by Wells Fargo require an additional pre-clearance by Wells Fargo, in addition to the pre-clearance requirements by Galliard Compliance.

Wells Fargo Advantage Growth Balanced A Fund (WFGBX)

Wells Fargo Advantage Mod Balanced A Fund (WFMAX)

You must also pre-clear outside activities listed in the Appendix.

Reporting

Initially and quarterly, you must disclose holdings and trading activity within the following “Covered Accounts” for which you have Beneficial Ownership:

Brokerage Accounts

Individual Retirement Accounts

Investment Club Accounts

Uniform Transfers to Minors Act Accounts (UTMAs)

Uniform Gifts to Minors Act Accounts (UGMAs)

Managed accounts in which the Employee maintains influence or discretion over investment decisions – You may submit the “Discretionary Account Verification & Disclosure Form” in BasisCode to confirm and fully document with Compliance that the account is not considered a Covered Account.

Any other type of brokerage account for the purchase of stocks, bonds, mutual funds and exchange traded funds or any other securities.

Newly opened Covered Accounts should be disclosed within 30 days of the quarter-end in which the account was opened. Work with Compliance to direct your broker to supply duplicate trade confirmations and/or account statements.

Quarterly reporting requirements will be fulfilled by completing the Quarterly Code of Ethics Certification in BasisCode within 30 days of each calendar quarter-end.

Annually, you must complete the Conflicts of Interest and Social Media Certification within BasisCode in addition to the Quarterly Code of Ethics Certification.

Frequently Asked Questions

Q:   When purchasing a municipal bond that is exempt from federal taxes, do I need to pre-clear the transaction?

A:    No. However, you would need to pre-clear a municipal bond transaction that is taxable by state or local authorities.

Q:   Do I need to report an account that holds traditional bank Certificates of Deposit?

A:    No. Traditional bank Certificates of Deposit may only be purchased directly from a bank or credit union in a deposit account.  Traditional certificates of deposit may only be cashed in with the issuing bank or credit union.  These types of accounts are not reportable.

Q:   Do I need to report an account that holds brokered Certificates of Deposit?

A:    Yes.  Brokered Certificates of Deposit are issued by banks for customers of brokerage firms and may only be purchased in brokerage accounts.  Brokered or brokerage certificates of deposit can be traded like bonds on the secondary market.  Therefore, this type of account is reportable.

Q:   If I purchase a U.S. Treasury bill, bond or note directly from the Treasury Direct website, does this account need to be reported?

A:    No.  However, if you purchase these instruments in a Brokerage Account, the account would need to be reported because it is considered a “Covered Account”.

Q:   I only purchase mutual funds in my brokerage account.  Do I need to report this account?

A:  Yes.  Because you have the ability to purchase other types of securities in addition to mutual funds, this type of account must be reported.

Q:   I hold mutual funds directly with a domestic, unaffiliated mutual fund company and trading is limited to purchases and sales of mutual funds only.  Do I need to report this account?

A:    No.  These types of accounts are limited to mutual fund only purchases.

Q:   My spouse is self-employed and maintains a SEP-IRA.  Is this considered a Covered Account?

A:    It depends on how the account is structured.  Please review your specific situation with Compliance for a determination.

Q:   My spouse maintains a 401(k) with his/her employer.  Do I need to disclose this account?

A:    No.  401(k) plans do not need to be disclosed.

Frequently Asked Questions continued

Q:  My hire date was August 10.  What are my initial disclosure requirements?

A:    Your Initial and Annual Disclosure Form must be submitted to Compliance no later than August 20 with an account statement that includes the information required for any Covered Accounts that is dated no earlier than July 6.

Q:   I opened a new Covered Account on November 1.  When must it be reported to Compliance?

A:     It must be reported to Compliance no later than January 30.

Q:   What are the quarterly Code of Ethics deadlines?

A:    The deadlines are as follows:

January 30

April 30

July 30

October 30

Q:   What are the Annual Certification requirement deadlines?

A:    You must complete the Annual Conflicts of Interest & Social Media Certification in BasisCode by February 14.

Q:  Where can I find additional help using BasisCode?

A:    From the BasisCode Launch Portal, click on the “Portal Library” link and open the BasisCode User’s Manual. The BasisCode single sign-on link should take you directly to your Launch Portal: https://csfedportal.wellsfargo.net/affwebservices/public/saml2sso?SPID=https://compliance.basiscode.net/SAML2

Timeline of Galliard COE Reporting Deadlines:

New Hire on August 10 Initial Reporting due August 20 with information no older than July 6	Employee opens a new Covered Account on November 1 Must be reported by January 30	March 31 Quarterly Certification for Code of Ethics due April 30

June 30 Quarterly Certification for Code of Ethics due July 30	September 30 Quarterly Certification for Code of Ethics due October 30	December 31 Quarterly Certification for Code of Ethics due January 30	December 31 Annual Certification due by February 14

If you have any questions on transactions, securities or accounts not specifically covered by this FAQ, please ask Compliance.

Appendix   – Outside Activities Requiring Pre-Clearance

The following activities may require pre-clearance with Wells Fargo:

Running for federal, state, or local public office including:

School board or similar boards

City council

County commissioner

State pension board

Serving as a trustee, officer, general partner, board member or similar position for an outside, non-profit organization or for-profit business

Becoming an owner of 10% or more of a for-profit business

Investing in a business with which Wells Fargo has a relationship – if employee is involved in the approval or management of business transactions between the outside business and Wells Fargo

Involvement in a sole proprietorship or family-owned business that competes with or provides services to Wells Fargo

Providing services for home inspections or home appraisals

Providing investment or legal advice for direct or indirect compensation

Serving as an expert witness in a legal proceeding

Accepting appointment as executor, personal representative, administrator, guardian, trustee, or similar role if there is a personal relationship developed through your employment at Galliard/Wells Fargo

Managing the finances or investments of a non-profit organization

Serving as any of the following: a volunteer director, trustee, member of the board or similar governing body; a volunteer officer of a parent-teacher association, library board, or similar civic organization

Any business/consulting activity with a Galliard client, potential Galliard client, or a Governmental Entity

If an outside activity involves political activity see Galliard’s Pay to Play Policy

For additional information about Wells Fargo pre-clearance requirements visit http://portal.teamworks.wellsfargo.com/1/Ethics/Pages/About-Preclearance.aspx

Galliard employees must submit pre-clearance requests through BasisCode. Galliard Compliance will submit details of pre-clearance requests to Wells Fargo and notify the employee of approval/denial through BasisCode.